Exhibit 99.1

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Aclarion, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Aclarion, Inc. (the Company) as of December 31, 2023, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a deficiency in shareholders’ equity that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

February 21, 2024

We have served as the Company’s auditor since 2023.

PCAOB ID 0457

F-2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Aclarion, Inc.

Broomfield, Colorado

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Aclarion, Inc. (the “Company”) as of December 31, 2022, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement to correct the 2022 financial statements

As discussed in Note 3 to the financial statements, the 2022 financial statements have been restated to correct misstatements.

The financial statements of the Company as of December 31, 2022, before the effects of the adjustments for the correction of the errors described in Note 3, were audited by Daszkal Bolton LLP who issued an unqualified opinion on those statements in their report, containing explanatory language that substantial doubt exists about the entity’s ability to continue as a going concern, dated February 27, 2023. Effective March 1, 2023, CohnReznick LLP acquired certain people and assets of Daszkal Bolton LLP.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CohnReznick LLP

CohnReznick LLP

We have served as the Company’s auditor from 2021 (such date takes into account the acquisition of certain people and assets of Daszkal Bolton LLP by CohnReznick LLP effective March 1, 2023) to 2023

Sunrise, Florida

June 12, 2023, except for Note 1, 2024 Reverse Stock Split, Note 7 SUPPLEMENTAL FINANCIAL INFORMATION Prepaids and other current assets and Accrued and other liabilities, and Note 14, Net Loss Per Share of Common Stock, as to which the date is February 21, 2024

F-3

Aclarion, Inc.

Balance Sheets

December 31, 2023 and 2022

	December 31,
	2023	2022
		(restated)
ASSETS
Current assets:
Cash and cash equivalents	$1,021,069	$1,472,806
Restricted cash	10,000	10,000
Accounts receivable, net	13,270	18,569
Prepaids & other current assets	245,030	199,701
Total current assets	1,289,369	1,701,076

Non-current assets:
Property and equipment, net	1,782	3,346
Intangible assets, net	1,168,623	1,210,207
Total non-current assets	1,170,405	1,213,553

Total assets	$2,459,774	$2,914,629

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$760,535	$462,202
Accrued and other liabilities	857,722	226,469
Note payable, net of discount	1,125,724	–
Warrant liability	289,165	–
Derivative liability	121,326	–
Liability to issue equity	33,297	–
Total current liabilities	3,187,769	688,671

Commitments and contingencies (See Note 12)

Stockholders' equity (deficit)
Common stock - $0.00001 par value, 200,000,000 authorized and 825,459 and 491,345 shares issued and outstanding (see Note 13)	8	5
Additional paid-in capital	43,553,523	41,596,106
Accumulated deficit	(44,281,526)	(39,370,153)
Total stockholders’ equity (deficit)	(727,995)	2,225,958

Total liabilities and stockholders’ equity (deficit)	$2,459,774	$2,914,629

See Accompanying Notes to Financial Statements

F-4

Aclarion, Inc.

Statements of Operations

For the Years Ended December 31, 2023, and 2022

	Year Ended December 31,
	2023	2022
		(restated)
Revenue
Revenue	$75,404	$60,444
Cost of revenue	75,728	65,298
Gross profit (loss)	(324)	(4,854)

Operating expenses:
Sales and marketing	757,004	498,003
Research and development	873,336	1,067,992
General and administrative	3,245,317	3,990,719
Total operating expenses	4,875,657	5,556,714

Income (loss) from operations	(4,875,981)	(5,561,568)

Other income (expense):
Interest expense	(608,288)	(1,507,546)
Changes in fair value of warrant and derivative liabilities	646,319	–
Loss on issuance of warrants	(72,862)	–
Other, net	(562)	521
Total other income (expense)	(35,393)	(1,507,025)

Income (loss) before income taxes	(4,911,374)	(7,068,593)
Income tax provision	–	–
Net income (loss)	$(4,911,374)	$(7,068,593)

Dividends accrued for preferred stockholders	$–	$(415,523)
Net income (loss) allocable to common stockholders	$(4,911,374)	$(7,484,116)
Net income (loss) per share allocable to common stockholders	$(8.82)	$(19.61)
Weighted average shares of common stock outstanding, basic and diluted	556,808	381,598

See Accompanying Notes to Financial Statements

F-5

Aclarion, Inc.

Statements of Changes in Stockholders' Equity (Deficit)

For the Years Ended December 31, 2023 and 2022 (restated)

	Series A		Series A-1, A-2, A-3, A-4		Series B, B-1
	Preferred Stock		Preferred Stock		Preferred Stock
	Shares	Value	Shares	Value	Shares	Value

Balance, December 31, 2021	–	$–	6,247,695	$62	12,434,500	$124
Share-based compensation	–	–	–	–	–	–
Preferred stock dividend payable	–	–	–	–	–	–
Conversion of preferred stock to common stock	–	–	(6,247,695)	(62)	(12,434,500)	(124)
Conversion of preferred dividends payable to common stock	–	–	–	–	–	–
Conversion of accrued interest on promissory notes	–	–	–	–	–	–
Issuance of common stock and warrants related to IPO, net issuance costs	–	–	–	–	–	–
Issuance of common shares	–	–	–	–	–	–
Issuance of warrants	–	–	–	–	–	–
IPO issuance costs	–	–	–	–	–	–
Exercise of convertible note warrants	–	–	–	–	–	–
Net income (loss)	–	–	–	–	–	–
Balance, December 31, 2022	–	$–	–	$–	–	$–

Balance, December 31, 2022	–	$–	–	$–	–	$–
Share-based compensation	–	–	–	–	–	–
Issuance of common shares	–	–	–	–	–	–
Proceeds from sale of Series A preferred stock	1	1,000	–	–	–	–
Redemption of Series A preferred stock	(1)	(1,000)	–	–	–	–
Commitment shares - note financing	–	–	–	–	–	–
Issuance of warrants - note financing	–	–	–	–	–	–
Issuance of common shares - equity line	–	–	–	–	–	–
Commitment common shares - equity line	–	–	–	–	–	–
Common share issuance costs - equity line	–	–	–	–	–	–
Cashless exercise of pre-funded warrants	–	–	–	–	–	–
Conversion of vested restricted stock units to common shares	–	–	–	–	–	–
Common share - stock split round up	–	–	–	–	–	–
Net income (loss)	–	–	–	–	–	–
Balance, December 31, 2023	–	$–	–	$–	–	$–

F-6

	Series B-2, B-3				Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Value	Shares	Value	Capital	Deficit	Total

Balance, December 31, 2021	5,812,809	$–	56,605	$1	$19,054,243	(31,886,036)	$(12,831,606)
Share-based compensation	–	–	–	–	1,186,658	–	1,186,658
Preferred stock dividend payable	–	–	–	–	–	(415,523)	(415,523)
Conversion of preferred stock to common stock	(5,812,809)	–	204,945	2	7,102,472	–	7,102,287
Conversion of preferred dividends payable to common stock	–	–	61,534	1	4,272,420	–	4,272,421
Conversion of accrued interest on promissory notes	–	–	26,673	–	1,855,158	–	1,855,158
Issuance of common stock and warrants related to IPO, net issuance costs	–	–	135,313	1	8,552,338	–	8,552,340
Issuance of common shares	–	–	2,500	–	102,000	–	102,000
Issuance of warrants	–	–	–	–	1,280	–	1,280
IPO issuance costs	–	–	–	–	(530,463)	–	(530,463)
Exercise of convertible note warrants	–	–	3,776	–	–	–	–
Net income (loss)	–	–	–	–	–	(7,068,593)	(7,068,593)
Balance, December 31, 2022	–	$–	491,345	$5	$41,596,106	$(39,370,153)	2,225,958

Balance, December 31, 2022	–	$–	491,345	$5	$41,596,106	$(39,370,153)	$2,225,958
Share-based compensation	–	–	–	–	456,000	–	456,000
Issuance of common shares	–	–	1,852	–	–	–	–
Proceeds from sale of Series A preferred stock	–	–	–	–	–	–	1,000
Redemption of Series A Preferred stock	–	–	–	–	–	–	(1,000)
Commitment shares - note financing	–	–	21,210	–	175,619	–	175,619
Issuance of warrants - note financing	–	–	–	–	67,500	–	67,500
Commitment common shares - equity line	–	–	11,719	–	–	–	–
Common share issuance costs - equity line	–	–	–	–	(204,647)	–	(204,647)
Issuance of common shares - equity line	–	–	285,938	3	1,462,946	–	1,462,949
Cashless exercise of pre-funded warrants	–	–	3,396	–	–	–	–
Conversion of vested restricted stock units to common shares	–	–	9,930	–	–	–	–
Common share - stock split round up	–	–	70	–	–	–	–
Net income (loss)	–	–	–	–	–	(4,911,374)	(4,911,374)
Balance, December 31, 2023	–	$–	825,459	$8	$43,553,523	$(44,281,526)	(727,995)

See Accompanying Notes to Financial Statements

F-7

Aclarion, Inc.

Statements of Cash Flows

For the Years Ended December 31, 2023, and 2022

	Year Ended December 31,
	2023	2022
		(restated)
Cash flows from operating activities
Net income (loss)	$(4,911,374)	$(7,068,593)
Adjustments to reconcile net income (loss) to net cash used in operation activities:
Depreciation and amortization	162,670	143,622
Share-based compensation	456,001	1,186,658
Amortization of deferred issuance costs	497,656	–
Changes in fair value of warrants and derivative	(646,319)	–
Non-cash interest related to bridge funding	98,685	–
Warrants issued as non- cash finance charge	72,862	–
Share-based vendor payments	–	102,000
Loss on disposal of furniture and equipment	–	3,789
Interest conversion discount settled in equity	–	1,299,507
		–
Change in assets and liabilities
Accounts receivable	(1,491)	(12,290)
Prepaids and other current assets	(38,539)	(87,522)
Accounts payable	220,633	(603,102)
Accrued and other liabilities	448,459	(113,893)
Accrued interest on promissory and convertible notes	(6,190)	200,712
Net cash (used in) operations	(3,646,947)	(4,949,112)

Investing Activities
Proceeds from sale of furniture	–	1,000
Intangible assets - Patents	(119,522)	(208,870)
Net cash (used in) investing activities	(119,522)	(207,870)

Financing Activities
Bridge funding issuance costs	(323,301)	–
Equity line issuance costs	(74,916)	–
Proceeds from equity line	1,462,949	–
Proceeds from issuance of promissory notes	2,250,000	–
Proceeds from sale of Series A preferred stock	1,000	–
Redemption of Series A Preferred stock	(1,000)	–
IPO cash issuance costs	–	(365,060)
Repayment of promissory notes	–	(2,000,000)
Issuance of common stock and warrants related to IPO, net deductions	–	8,552,318
Net cash provided by financing activities	3,314,732	6,187,258

Net increase (decrease) in cash and cash equivalents	(451,737)	1,030,276

Cash, cash equivalents, and restricted cash, beginning of period	1,482,806	452,530
Cash, cash equivalents, and restricted cash, end of period	$1,031,069	$1,482,806

Non- cash activities
Accrued debt issuance costs related to bridge funding	22,150	–
Accrued debt issuance costs related to equity line	129,731	–
Issuance of warrants related to bridge funding	67,500	–
Original issuance discount (15%) related to bridge funding	344,118	–
Liability to issue common shares	33,297	–
Issuance of commitment shares related to bridge funding	175,619	–
Fair value of warrants and derivative related to first tranche bridge funding	742,988	–
Fair value of warrants and derivative related to second tranche bridge funding	153,810	–
Fair value of warrants and derivative related to third tranche bridge funding	160,012	–
Dividends accrued on preferred shares	–	415,523
Conversion of preferred stock to common stock	–	25,754,379
Conversion of preferred stock dividends to common stock	–	4,272,421
Conversion of accrued interest on promissory notes to common stock and warrants	–	1,856,438
Issuance of underwriter's warrants related to IPO	–	199,246
Designation of prepaid expenses to IPO issuance costs	–	165,403

See Accompanying Notes to Financial Statements

F-8

Aclarion, Inc.

Notes to Financial Statements

For the Year Ended December 31, 2023

NOTE 1. THE COMPANY AND BASIS OF PRESENTATION

The Company

Aclarion, Inc., formerly Nocimed, Inc., (the “Company” or “Aclarion”) is a healthcare technology company that leverages magnetic resonance spectroscopy (“MRS”), and a proprietary biomarker to optimize clinical treatments. The Company was formed in February 2015, is incorporated in Delaware, and has its principal place of business in Broomfield, Colorado.

Risks and Uncertainties

The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages of development. Such risks and uncertainties include, but are not limited to, its limited operating history, competition from other companies, limited access to additional funds, dependence on key personnel, and management of potential rapid growth. To address these risks, the Company must, among other things, develop its customer base; implement and successfully execute its business and marketing strategy; develop follow-on products; provide superior customer service; and attract, retain, and motivate qualified personnel. There can be no guarantee that the Company will be successful in addressing these or other such risks.

Initial Public Offering

On April 21, 2022, the registration statement for our initial public offering (“IPO”) was declared effective. In connection with the effectiveness of the IPO registration statement:

•	we effected a 1-for-7.47 reverse stock split of our outstanding common stock (2022 Stock Split);

•	accordingly, all common share amounts and per share data presented in our condensed financial statements have been retrospectively adjusted to reflect the reverse stock split for all periods presented;

•	we filed a restated Certificate of Incorporation with the State of Delaware and we adopted new restated Bylaws;

•	certain outstanding common stock warrants were exercised on a net share basis for 60,408 common shares (3,776 shares after giving effect to the 2024 Stock Split);

•	24,495,004 outstanding shares of our preferred stock were converted into 3,279,117 common shares (204,945 common shares after giving effect to the 2024 Stock Split);

•	all accrued dividends on our outstanding Series B, B-1, B-2 and B-3 preferred stock were converted to 984,429 common shares (61,527 common shares after giving effect to the 2024 Stock Split); and

•	all accrued interest on the Company's outstanding secured promissory notes was converted into (i) 426,768 common shares (26,673 common shares after giving effect to the 2024 Stock Split) and (ii) warrants to purchase 426,768 shares of common stock (26,673 common shares after giving effect to the 2024 Stock Split), with beneficial conversion rates charged to interest expense upon conversion.

On April 26, 2022, the Company completed its IPO of 2,165,000 units at a public offering price of $4.35 per unit. Each unit consisted of (i) one share of common stock (equivalent to 0.0625 of a common share following the 2024 Split) and (ii) one warrant to purchase one share of common stock (adjusted to 0.0625 of a common share following the 2024 Split) with a per share exercise price of $4.35 (adjusted to $69.60 following the 2024 Split). Following the commencement of the IPO, the underwriters partially exercised their over-allotment option and purchased additional common stock warrants to purchase 324,750 common shares (adjusted to 20,297 common shares following the 2024 Split). After deducting underwriter's commissions and expenses, we received net proceeds of approximately $8.6 million and our common stock and warrants started trading on Nasdaq under the ticker symbols “ACON” and “ACONW”, respectively.

F-9

In connection with the IPO, we issued to the representative of the underwriters a common stock warrant to purchase 173,200 shares of common stock (10,825 shares after giving effect to the 2024 Stock Split) with an exercise price of $5.44 ($87.04 on a post-2024 Split basis) per share. The representative's warrants are exercisable commencing October 26, 2022 and will expire on April 26, 2027.

On April 21, 2022, options to purchase 1,204,819 shares of common stock (75,301 common shares after giving effect to the 2024 Stock Split) previously awarded to the Company's Executive Chairman, Dr. Jeffrey Thramann, vested in connection with the completion of the IPO pursuant to the terms of such options. The per share exercise price of these options is $1.94 ($31.04 on a post-2024 Split basis) per share. The options have a 10-year term.

On April 21, 2022, in connection with the IPO, the Company’s 2022 Aclarion Equity Incentive Plan, or “2022 Plan”, became effective. Our board of directors has appointed the compensation committee of our board of directors as the committee under the 2022 Plan with the authority to administer the 2022 Plan. At the 2022 Plan effective date, the aggregate number of our shares of common stock that could be issued or used for reference purposes under the 2022 Plan could not exceed 2,000,000 shares (125,000 shares after giving effect to the 2024 Stock Split), subject to adjustments as described in the 2022 Plan.

On April 29, 2022, in connection with the IPO, a bonus was paid to David Neal and Brent Ness of $100,000 each. On May 13, 2022, in connection with the IPO, a bonus of $130,000 was paid to James Peacock.

On May 2, 2022, in connection with the IPO, the Company paid the University of California - San Francisco the amount of $123,828 to satisfy the Indexed Milestone Payment obligation included within the exclusive license agreement.

2022 Reverse Stock Split

On April 21, 2022, the Company effected a 1-for-7.47 reverse stock split (the “2022 Stock Split”) of its issued and outstanding common stock.

2024 Reverse Stock Split

In March 2023 the Company’s stockholders approved a reverse stock split proposal at a ratio in the range of one-for-five to one-for-fifty, with the final ratio to be determined by the Company's board in its discretion without further approval from the Company's stockholders. In January 2024, the Company's board subsequently approved the final reverse stock split ratio of one-for-sixteen (the “2024 Stock Split”), which resulted in a reduction in the number of outstanding shares of common stock, warrants, stock options and restricted share units and a proportionate increase in the value of each share or strike price of the warrants and stock options. The common stock began trading on a reverse split-adjusted basis on the NASDAQ on January 4, 2024.

As a result of the 2022 Stock Split and the 2024 Stock Split, unless described otherwise, all references to common stock, share data, per share data and related information contained in these financial statements have been retrospectively adjusted to reflect the effect of the stock splits for all periods presented. In addition, any fractional shares that would otherwise be issued as a result of the stock splits were rounded up to the nearest whole share. Further, the number of shares issuable and exercise prices of stock options and warrants have been retrospectively adjusted in these financial statements for all periods presented to reflect the 2022 Stock Split and the 2024 Stock Split.

The following tables present selected share information reflecting on a retroactive basis the reverse stock splits as of and for the years ended December 31, 2023 and 2022:

	December 31
	2023	2022
Common shares issued and outstanding - pre-2024 split, 13,206,229 and 7,861,515 shares	$132	$79
Common shares issued and outstanding - post-2024 split, 825,459 and 491,345 shares	$8	$5
Additional paid-in capital - pre-2024 split	$43,553,399	$41,596,032
Additional paid-in capital - post-2024 split	$43,553,523	$41,596,106

	Year ended December 31
	2023	2022
Weighted average shares outstanding, basic and diluted - pre-2024 split	8,908,934	6,105,569
Weighted average shares outstanding, basic and diluted - post-2024 split	556,808	381,598
Basic and diluted net loss per shares attributable to common stockholders - pre-2024 split	$(0.55)	$(1.23)
Basic and diluted net loss per shares attributable to common stockholders - post-2024 split	$(8.82)	$(19.61)

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

F-10

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates relate to depreciation, amortization, valuation of capital stock, and valuation of warrants and options to purchase shares of the Company's preferred and common stock. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Valuation of Derivative Instruments

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging: Contracts on an Entity’s Own Equity, addresses whether an equity-linked contract qualifies as equity in the entity’s financial statements. Agreements where an entity has insufficient authorized and unissued shares to settle the contract generally are accounted for as a liability and marked to fair value through earnings each reporting period. The Company evaluates its financial instruments to determine if such instruments are liabilities or contain features that qualify as embedded derivatives. For financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then revalued at each reporting date, with changes in the fair value reported as charges or credits to income.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1 - Unadjusted quoted prices in active markets for identical instruments that are accessible by the Company on the measurement date.

Level 2 - Quoted prices in markets that are not active or inputs which are either directly or indirectly observable.

Level 3 - Unobservable inputs for the instrument requiring the development of assumptions by the Company.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying values of the Company’s financial instruments including cash equivalents, restricted cash, accounts receivable, and accounts payable are approximately equal to their respective fair values due to the relatively short-term nature of these instruments. The Company’s warrant liabilities and derivative liabilities are estimated using level 3 inputs (see Note 4).

F-11

Derivative Financial Instruments

The Company has derivative financial instruments that are not hedges and do not qualify for hedge accounting. Changes in the fair value of these instruments are recorded in other income (expenses), on a net basis in the Consolidated Statements of Operations and Comprehensive Loss.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents for all periods presented. The Company maintains cash deposits at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company’s cash balance may at times exceed these limits. On December 31, 2023, and 2022, the Company had approximately $761,800 and $1,229,000, respectively, in excess of federally insured limits. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. The Company maintains no international bank accounts. As of December 31, 2023, $10,000 of the Company’s cash was restricted as collateral related to the credit card program offered by our bank.

Accounts Receivable, Less Allowance for Doubtful Accounts

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. The allowance for doubtful accounts was $0 on December 31, 2023, and 2022.

Revenue Recognition

Revenues are recognized when a contract with a customer exists, and at that point in time when we have delivered a Nociscan report to our customer. Revenue is recognized in the amount that reflects the negotiated consideration expected to be received in exchange for those reports. Following the delivery of the report, the company has no ongoing obligations or services to provide to the customer. Customers pay no other upfront, licensing, or other fees. To date, our reports are not reimbursable under any third-party payment arrangements, The Company invoices its customers based on the billing schedules in its sales arrangements. Payment terms range generally from 30 to 90 days, from the date of invoice.

Geographic Locations & Segments

Approximately 13% and 9% of the Company’s revenues were generated from contracts with customers outside the United States in the years ended December 31, 2023, and 2022, respectively. All invoices are billed in the currency of the customers and are recorded in US Dollars at the then spot rate, which automatically is converted to dollars upon receipt and deposited in the Company’s bank. Differences between the amounts received and the amounts initially recorded are reflected in Other Income (Expense).

Segment Disclosure

The Company has a single operating and reporting segment, which is the delivery of Nociscan reports to our customers. The Company’s Chief Executive Officer reviews financial information for purposes of making operating decisions and assessing financial performance.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets. Furniture and fixtures are depreciated over seven years. Computer and office equipment and computer software are depreciated over five years. Repairs and maintenance costs, which are not considered improvements and do not extend the useful life of the property and equipment, are expensed as incurred.

F-12

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including intangible assets, property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable using pre-tax undiscounted cash flows. Impairment, if any, is measured as the amount by which the carrying value of a long-lived asset exceeds its fair value.

Sales and Marketing Expenses

The Company expenses the costs of sales and marketing its products and services as incurred. The primary drivers of cost have been employee payroll, website and branding development, press releases, attendance at various industry conferences, Key Opinion Leader consulting fees in the form of restricted stock grants, and travel expenses.

Research and Development Costs

Costs related to research, design and development of products are charged to research and development expense as incurred. These costs include direct compensation, benefits, and other headcount related costs for research and development personnel; costs for materials used in research and development activities; costs for outside services and allocated portions of facilities and other corporate costs. The Company has entered into research and clinical study arrangements with selected hospitals, cancer treatment centers, academic institutions and research institutions worldwide. These agreements support the Company’s internal research and development capabilities.

General & Administrative

General and administrative expenses primarily consist of personnel and related costs, including stock-based compensation, legal fees relating to both intellectual property and corporate matters, accounting and audit related costs, insurance, corporate communications and public company expenses, information technology, depreciation, amortization and maintenance, and fees for consulting, business development and other professional services.

Liquidity, Capital Resources and Going Concern

As of December 31, 2023, we had cash of approximately $1.0 million. Subsequent to December 31, 2023, the Company raised capital using an equity line (refer to Note 17 to our financial statements – Subsequent Events), and as of February 1, 2024, the Company had approximately $1.5 million of cash, which we believe will fund our operating expenses and capital expenditure requirements into the second quarter of 2024, up to our first maturity repayment on our unsecured non-convertible note repayment which is due in April 2024. The Company has based these estimates, however, on assumptions that may prove to be wrong, and could spend available financial resources much faster than we currently expect. The Company will need to raise additional funds to continue funding our technology development and commercialization efforts over the following twelve months. Management has plans to secure such additional funding.

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

F-13

Share-Based Compensation

The Company accounts for stock-based awards in accordance with provisions of ASC Topic 718, Compensation—Stock Compensation, under which the Company recognizes the grant-date fair value of stock-based awards issued to employees and nonemployee board members as compensation expense on a straight-line basis over the vesting period of the award, while awards containing a performance condition are recognized as expense when the achievement of the performance criteria is achieved. The Company uses the Black-Scholes option pricing model to determine the grant-date fair value of stock options. The Company records expense for forfeitures in the periods they occur.

The exercise or strike price of each option is not less than 100% of the fair market value of the Common Stock subject to the option on the date the option is granted.

The Company issues restricted stock unit awards to non-employee consultants who are providing various services. The awards are valued at the market price on the date of the grant. The awards vest over the contract life and based on achievement of targeted performance milestones.

On occasion, the Company grants common stock to compensate vendors for services rendered.

Deferred Financing Costs

The Company capitalizes certain legal, accounting, and other fees and costs that are directly attributable to in-process equity financings as deferred offering costs until such financings are completed. Upon the completion of an equity financing, these costs are recorded as a reduction of additional paid-in capital of the related offering. Upon the completion of the IPO in April 2022, approximately $1.5 million of offering costs related to the IPO were reclassified to additional paid-in capital. Upon the completion of the issuance of shares pursuant to the equity line in the fourth quarter of 2023, $204,647 of offering costs were reclassified to additional paid-in capital.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay the adoption of new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2023, the Company had deferred tax assets related to certain net operating losses. A valuation allowance was established against these deferred tax assets at their full amount, resulting in a zero balance of deferred tax assets on the consolidated balance sheets as of December 31, 2023 and 2022.

F-14

NOTE 3. 2022 RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The full details of the restatement to the financial statements for the year ended December 31, 2022, are reported in Note 4 to the financial statements as of December 31, 2022 that were included by the Company in its amended annual report on Form 10-K/A filed with the Securities and Exchange Commission on June 12, 2023.

NOTE 4. FAIR VALUE MEASUREMENTS

In accordance with ASC 820 (Fair Value Measurements and Disclosures), the Company uses various inputs to measure the outstanding warrants, certain embedded redemption features associated with the senior note to Aclarion, Inc. on a recurring basis to determine the fair value of the liability.

	Fair value measured as of December 31, 2023
	Fair value on December 31, 2023	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Warrant liability	$289,165	$–	$–	$289,165
Derivative Liability	121,326	–	–	121,326
Total Fair value	$410,491	$–	$–	$410,491

There were no transfers between Level 1, 2, and 3 during the year ended December 31, 2023.

The following table presents changes in Level 3 liabilities measures at fair value for the year ended December 31, 2023. Both observable and unobservable inputs were used to determine the fair value positions that the Company has classified within the Level 3 category.

	Warrant Liability	Derivative Liability	Total
Balance - January 1, 2023	$–	$–	$–
Additional warrant and derivative liability	736,249	320,561	1,056,810
Change in fair value	(447,084)	(199,235)	(646,319)
Balance – December 31, 2023	$289,165	$121,326	$410,491

The fair value of the embedded derivative liabilities associated with the Senior Notes Payable was estimated using a probability weighted discounted cash flow model to measure the fair value. This involves significant Level 3 inputs and assumptions including an (i) estimated probability and timing of certain financing events and event of default, and (ii) the Company’s risk-adjusted discount rate.

The fair value of the warrants to purchase shares of common stock was estimated using a Monte Carlo simulation using the following assumptions.

	As of Issuance	As of Dec 31, 2023
	Warrant Liability	Warrant Liability
Strike Price	$0.63	$0.27
Contractual term (years)	5.0	5.0
Volatility (annual)	80.0%	80.0%
Risk-free rate	3.52%	3.89%
Floor Financing price	$0.50	$0.14

F-15

NOTE 5. RECENT ACCOUNTING PRONOUNCEMENTS

In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”), which simplifies the accounting for convertible instruments. The guidance removes certain accounting models that separate the embedded conversion features from the host contract for convertible instruments. The guidance also modifies how certain convertible instruments, that may be settled in cash or shares, impact the calculation of diluted earnings per share. ASU 2020-06 allows for a modified or full retrospective method of transition. This update is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, and early adoption is permitted. The Company adopted this standard as of April 1, 2022, using the modified retrospective approach. The adoption of this standard did not have a material impact on the Company's consolidated financial statements and related disclosures.

On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which replaces the incurred loss methodology with an expected loss methodology, that is referred to as a current expected loss methodology (CECL). CECL was required to be implemented for small business reporting companies after December 31, 2022. The measurement of expected losses under the CECL methodology is applicable to financial assets measured at amortized cost, including trade receivables, loan receivables and held-to-maturity debt securities. It also applies to off balance sheet credit exposures not accounted for as insurance, loan commitments, standby letters of credit, financial guarantees, and similar instruments and net investment in leases, as accounted for by the lessor under ASC 842. In addition, ASC 326 made changes to the available for-sale debt securities. One such change is to require credit losses be accounted for as an allowance instead of a write-down on available for-sale securities that management does not intend to sell, or believes it is more likely than not that they will be required to sell.

The Company has adopted ASC 326 using the retrospective approach for all financial assets measured at amortized cost, which consists of trade receivables. The Company estimates the likelihood of collection considering trade receivables-based factors such as the creditworthiness of its customers. There are no off-balance sheet assets or guarantees. The Company recorded no change to retained earnings due to the adoption of ASC 326.

As of this date, the Company has not purchased, nor does it intend to purchase, debt securities, eroded or financial assets, or leases within the scope of the pronouncement. If it does, it will use the prospective transition approach.

NOTE 6. REVENUE

Contract Balances

The timing of revenue recognition, billings, and cash collections may result in trade, unbilled receivables, and deferred revenues on the balance sheets. At times, revenue recognition may occur before the billing, resulting in an unbilled receivable, which would represent a contract asset. The contract asset would be a component of accounts receivable and other assets for the current and non-current portions, respectively. In the event the Company receives advances or deposits from customers before revenue is recognized, this would result in a contract liability. In years ending December 31, 2023, and 2022, the Company invoiced as services were performed and did not invoice in advance; the company has no contract balances.

F-16

NOTE 7. SUPPLEMENTAL FINANCIAL INFORMATION

Balance Sheets

Accounts receivable, net

Accounts receivable, net consisted of the following:

	December 31,
	2023	2022

Accounts receivable (1)	$13,270	$18,569
Less: Allowance for doubtful accounts	–	–
Accounts receivable, net	$13,270	$18,569

(1)	Accounts receivable denominated in foreign currencies represent less than 15% of accounts receivable in all periods.

Prepaids and other current assets

	December 31,
	2023	2022

Short term deposits	$50,000	$50,100
Deferred offering costs	100,588	–
Prepaid insurance D & O	34,769	83,478
Prepaid insurance other	17,884	16,475
Prepaid, other	41,635	49,564
Other receivables	154	84
	$245,030	$199,701

Accounts payable

	December 31,
	2023	2022

Accounts payable	$758,821	$457,558
Credit cards payable	1,714	4,644
	$760,535	$462,202

Accrued and other liabilities

	December 31,
	2023	2022

Accrued payroll	$162,887	$–
Accrued bonus	262,580	134,704
Accrued board compensation	62,500	31,250
Accrued committee compensation	30,000	15,000
Accrued audit and legal expenses	89,082	33,919
Investment banking and related fees	139,906	–
Accrued interest	98,685	–
Other accrued expenses	12,082	11,596
	$857,722	$226,469

F-17

Statements of Operations

Other expense, net consisted of the following:

	Year Ended December 31,
Income/(Expense)	2023	2022

Bank Interest	$172	$2,511
Taxes	(1,144)	(800)
Foreign Currency Gain (Loss)	145	(1,190)
Other	265	–
	$(562)	$521

NOTE 8. LEASES

Rent expense for the year ended December 31, 2023, and 2022 was $0 and $36,070, respectively. The Company entered into a subleasing agreement in 2021 and realized $0 and $26,340 of sublease income for the year ended December 31, 2023, and 2022. Both the lease and sublease are netted within the general & administrative line item in the Statements of Operations. Our prior office lease and sublease expired on June 30, 2022.

NOTE 9. PROPERTY, PLANT, AND EQUIPMENT

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets. Furniture and fixtures are depreciated over seven years. Computer and office equipment and computer software are depreciated over five years. Repairs and maintenance costs, which are not considered improvements and do not extend the useful life of the property and equipment, are expensed as incurred.

The Company’s property and equipment are as follows:

	December 31,
	2023	2022

Furniture and fixtures	$–	$–
Computer and office equipment	13,032	13,032
Software	42,150	42,150
Other Equipment	–	18,190
	55,182	73,372
Less: Accumulated depreciation	(53,400)	(70,026)
Property and equipment, net	$1,782	$3,346

Depreciation expense related to property and equipment were $1,564 and $4,500 for the years ended December 31, 2023, and 2022, respectively.

During 2022 the company received proceeds of $1,000 from the sale of property and equipment.

Future depreciation and amortization of property, equipment, and software is as follows:

2024	$1,186
2025	596
Total	$1,782

F-18

NOTE 10. INTANGIBLE ASSETS

The Company’s intangible assets are as follows:

	December 31, 2023	December 31, 2022

Patents and licenses	$2,267,251	$2,147,728
Other	5,017	5,017
	2,272,268	2,152,745
Less: accumulated amortization	(1,103,645)	(942,538)
Intangible assets, net	$1,168,623	$1,210,207

Amortization expense related to purchased intangible assets was $161,107 and $139,121 for the years ended December 31, 2023, and 2022, respectively.

UC royalties are paid annually, amortized over twelve months, and charged to cost of revenue.

Patents and trademarks are reviewed at least annually for impairment. No impairment was recorded through December 31, 2023, and 2022, respectively.

Future amortization of intangible assets is as follows:

2024	$169,002
2025	168,951
2026	168,951
2027	168,951
2028 and beyond	492,768
Total	$1,168,623

NOTE 11. SHORT TERM NOTES, CONVERTIBLE DEBT, AND DERIVATIVE LIABILITIES

Convertible Notes

As of December 31, 2022, there were no Convertible Notes payable and outstanding. There was no convertible note activity in the year ended December 31, 2023.

Senior Notes Payable

In May 2023, the Company issued $1,437,500 unsecured senior notes that mature on May 16, 2024 (“the Senior Notes Payable”), for cash proceeds of $1,250,000. The Senior Notes Payable contain an original issue discount of 15.0% and accrue interest at an annual rate of 8.0%.

In September 2023, as agreed to during the issuance of the Senior Notes Payable, the Company exercised their right to an additional financing, issuing $862,500 unsecured senior notes that mature on September 1, 2024 ("the Series B Notes Payable) for cash proceeds of $750,000. The Series B Notes Payable contain an original issue discount of 15.0% and accrue interest at an annual rate of 8.0%.

F-19

In November 2023, the Company issued $294,118 unsecured senior notes that mature on April 19, 2024 (“the Series C Notes Payable”), for cash proceeds of $250,000. The Senior Notes Payable contain an original issue discount of 15.0% and accrue interest at an annual rate of 8.0%.

The Company incurred issuance costs, recorded as deferred financing costs, of $296,313 relating to due diligence and legal costs associated with the issuance of the notes.

The Company evaluated the embedded redemption and contingent interest features in the notes to determine if such features were required to be bifurcated as an embedded derivative liability. In accordance with ASC 815-40, Derivatives and Hedging Activities, the embedded redemption features and contingent interest feature were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value at each reporting date. The Company fair valued such derivative liabilities and recorded a debt discount at issuance of the notes of $320,561.

The Company issued warrants to purchase 1,232,156 and 744,890 shares of common stock (77,010 and 46,556 shares, respectively, after giving effect to the 2024 Stock Split) to the holders of the Senior Notes Payable and Series C Notes Payable (collectively the “Senior Notes Warrants”) with an exercise price of $0.6262 and $0.2856 per share ($10.02 and $4.58 post-2024 split), respectively. The Company accounted for the warrants in accordance with the guidance contained in ASC 815 “Derivatives and Hedging” whereby under that provision these warrants did not meet the criteria for equity treatment and were recorded as a liability. As such, these warrants are recorded at fair value as of each reporting date with the change in fair value reported within other income in the accompanying consolidated statements of operations as “Change in fair value of warrant liability” until the warrants are exercised, expired or other facts and circumstances lead the warrant liability to be reclassified to stockholders’ equity. The fair value of the Senior Notes Warrants at issuance was $736,249 and was recorded as a debt discount. The Company incurred issuance costs of $72,862 relating to the Senior Notes Warrants which was recorded as a day 1 expense due to the liability classification of such warrants.

In connection with the issuance of the Senior Notes Payable and Series C Notes Payable, the Company paid a commitment fee in the form of 339,360 and 148,978 shares (21,210 and 9,311 shares after giving effect to the 2024 Stock Split) of unregistered common stock to the holders, respectively. The aggregate commitment fees had a fair value at issuance of $208,916 and are recorded as a deferred financing cost.

The resulting debt discounts from the derivative liabilities, warrant liabilities and deferred financing costs were presented as a direct deduction from the carrying amount of that debt liability and amortized to interest expense using the effective interest rate method. For the year ended December 31, 2023, the Company recognized $497,763 in amortization of debt discounts and deferred financing costs which is recorded in interest expense.

The following table reconciles the aggregate amount for the Senior Notes Payable, Series B Notes Payable, and Series C Notes Payable as well as the unamortized deferred financing costs and debt discounts relating to the derivative liabilities and warrant liabilities.

	December 31, 2023	December 31, 2022
Note Payable	$2,594,118	$–
Less: Unamortized Discounts and Deferred Financing Costs
Warrants	(557,582)	–
Derivative	(235,628)	–
Deferred financing costs	(675,184)	–
	(1,468,394)	–
	$1,125,724	$–

F-20

Secured Promissory Notes Payable

In June 2021, the Company issued $2.0 million of promissory notes that matured at the earlier of the consummation of a Qualified Financing or May 31, 2022. The promissory notes incorporated the following major attributes: secured by a lien and security interest on substantially all of the Company’s assets; interest accrues at 33%; holder option to convert the accrued interest into the Company securities being offered in a Qualified Financing at 30% (i.e. 70% discount) of the price being paid by other investors in the Qualified Financing; and automatic conversion in the case of a Qualifying IPO of the accrued interest into the Company securities being offered in the Qualifying IPO at 30% (70% discount) of the price being paid by other investors in the Qualifying IPO. If the promissory notes remained outstanding after May 31, 2022, the Company had the option to extend the promissory notes upon the payment of an extension fee, which consisted of warrants to purchase 150,000 shares (1,255 shares after giving effect to the 2022 and 2024 Stock Splits) with a five-year term, to purchase shares of the Company’s common stock at a price of $ 0.01 per share ($1.20 post-2022 and 2024 splits).

On April 21, 2022, the registration statement for our IPO was declared effective. In connection with the effectiveness of the IPO registration statement, all accrued interest on the Company's outstanding secured promissory notes were converted into (i) 426,768 (26,673 after giving effect to the 2024 Stock Split) common shares and (ii) warrants to purchase 426,768 shares of common stock (26,673 common shares after giving effect to the 2024 Stock Split) with a $1,299,507 beneficial conversion rate charged to interest expense.

On April 27, 2022, the Company used $2 million of the IPO proceeds to retire all outstanding secured promissory notes.

NOTE 12. COMMITMENTS AND CONTINGENCIES

Royalty Agreement

The Company has an exclusive license agreement with the Regents of the University of California to make, use, sell and otherwise distribute products under certain of the Regents of the University of California’s patents anywhere in the world. The Company is obligated to pay a minimum annual royalty of $50,000, and an earned royalty of 4% of net sales. The minimum annual royalty will be applied against the earned royalty due for the calendar year in which the minimum payment was made. The license agreements expire upon expiration of the patents and may be terminated earlier if the Company so elects. The U.S. licensed patents that are currently issued expire between 2026 and 2029, without considering any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. The Company recorded royalty costs of $50,000 for each of the years ended December 31, 2023, and 2022.

Additionally, the Company was obligated to make a cash Indexed Milestone Payment to the Regents of the University of California in the event of either a change of control or an IPO. This cash payment was calculated as follows: 28,532 (1,783 shares after giving effect to the 2024 Stock Split) of Company common stock times the IPO price of $4.34 ($69.44 post-2024 Stock Split). On May 2, 2022, in connection with the IPO, the Company paid the University of California - San Francisco the amount of $123,828 to satisfy the Indexed Milestone Payment obligation included within the exclusive license agreement.

Litigation

To date, the Company has not been involved in legal proceedings arising in the ordinary course of its business. If any legal proceeding occurs, the Company would record a provision for a loss when it believes that it is both probable that a loss has been incurred and the amount can be reasonably estimated, although litigation is inherently unpredictable and is subject to significant uncertainties, some of which are beyond the Company’s control. Should any of these estimates and assumptions change or prove to have been incorrect, the Company could incur significant charges related to legal matters that could have a material impact on its results of operations, financial position and cash flows.

F-21

Stock Option Grant to our Executive Chairman

In September 2021, the Board of Directors approved a stock option grant of 1,204,819 shares (75,301 after giving effect to the 2024 Stock Split) to Dr. Jeffrey Thramann, our Executive Chairman. These options were conditional, such that they vested only upon the occurrence of certain specified events, including an IPO, a next round financing, the merger of the Company with a SPAC, or the sale of the Company. The amount of stock options that would vest upon such specified events depended upon the terms and timing of the applicable event.

On April 21, 2022, options to purchase 1,204,819 shares of common stock (75,301 shares post-2024 Stock Split) previously awarded to Dr. Jeffrey Thramann vested in connection with the completion of the IPO pursuant to the terms of such options. The exercise price of these options is $1.94 ($31.04 post-2024 Stock Split) per share. The options have a 10-year term.

On September 15, 2022, the Board of Directors approved a stock option grant to purchase an additional 185,285 (11,580 post-2024 Stock Split) shares of common stock to Dr. Thramann. The exercise price of the options is $1.94 ($31.04 post-2024 Stock Split) per share, they are fully vested, and they have a 10-year term.

NOTE 13. STOCKHOLDERS’ EQUITY

The Company filed an Amended and Restated Certificate of Incorporation on April 21, 2022, as part of the IPO. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is two hundred twenty million (220,000,000) shares. Two hundred million (200,000,000) shares are authorized to be Common Stock, having a par value per share of $0.00001. Twenty million (20,000,000) shares are authorized to be Preferred Stock, having a par value per share of $0.00001.

Prior to the IPO, the Company had authorized two classes of shares. These classes included shares of common stock and preferred stock. There was one authorized series of shares of common stock and eight existing authorized series of preferred stock: Series A-1, A-2, A-3, A-4, B, B-1, B-2, and B-3.

The preferred shares converted to common shares on a 1:1 pre-split basis immediately prior to the Stock Split on April 21, 2022. Those common shares were adjusted to reflect the 2022 Stock Split and 2024 Stock Split as described in Note 1 Reverse Stock Split.

Preference Amounts	Issue Date	Total Face Value of Investment	Issue Purchase Price/Share

Series A-1 Preferred Stock	12/31/2014	$1,247,541	$0.70
Prior to its conversion to common shares, the Series A-1 had a 1x liquidation preference junior to B/B1 plus participation on an as-converted to common basis, which participation was capped at 3x, conversion into common stock at a ratio of 1:1, limited anti-dilution protection, and voting rights on an as-converted to common basis.

Series A-2 Preferred Stock	12/31/2014	$1,114,797	$0.77
Prior to its conversion to common shares, the Series A-2 had a 1x liquidation preference junior to B/B1 plus participation on an as-converted to common basis, which participation was capped at 3x, conversion into common stock at a ratio of 1:1, limited anti-dilution protection, and voting rights on an as-converted to common basis.

Series A-3 Preferred Stock	12/31/2014	$795,002	$0.85
Prior to its conversion to common shares, the Series A-3 had a 1x liquidation preference junior to B/B1 plus participation on an as-converted to common basis, which participation was capped at 3x, conversion into common stock at a ratio of 1:1, limited anti-dilution protection, and voting rights on an as-converted to common basis.

F-22

Preference Amounts	Issue Date	Total Face Value of Investments	Issue Purchase Price/Share

Series A-4 Preferred Stock	12/31/2014	$1,965,288	$0.94
Prior to its conversion to common shares, the Series A-4 had a 1x liquidation preference junior to B/B1 plus participation on an as-converted to common basis, which participation was capped at 3x, conversion into common stock at a ratio of 1:1, limited anti-dilution protection, and voting rights on an as-converted to common basis.

Series B Preferred Stock	12/5/2015	$5,013,579	$1.00
Prior to its conversion to common shares, the Series B had a 1x senior liquidation preference junior to B/B1 plus participation on an as-converted to common basis, which participation was capped at 3x, conversion into common stock at a ratio of 1:1, limited anti-dilution protection, and voting rights on an as-converted to common basis.

The dividend rate is 6.0% Dividends are cumulative. Accrued and unpaid dividends are payable in shares of common stock in certain events (including an IPO) at the then current fair market value of the common stock.

Series B-1 Preferred Stock	7/27/2017	$1,500,000	$1.26
	8/2/2018	$5,217,698	$1.26
	3/1/2019	$2,463,328	$1.26

Prior to its conversion to common shares, the Series B-1 had a 1x senior liquidation preference junior to B2/B3 plus participation on an as-converted to common basis, which participation was capped at 3x, conversion into common stock at a ratio of 1:1, limited anti-dilution protection, and voting rights on an as-converted to common basis.

The dividend rate is 6.0%. Dividends are cumulative. Accrued and unpaid dividends are payable in shares of common stock in certain events (including an IPO) at the then current fair market value of the common stock.

Series B-2 Preferred Stock	12/3/2021	$1,774,819	$1.12

Prior to its conversion to common shares, the Series B-2 has a 1x senior liquidation preference plus participation on an as-converted to common basis, which participation was capped at 3x, conversion into common stock at a ratio of 1:1, limited anti-dilution protection, and voting rights on an as-converted to common basis.

The dividend rate is 6.0%. Dividends are cumulative. Accrued and unpaid dividends are payable in shares of common stock in certain events (including an IPO) at the then current fair market value of the common stock. Redemption is available by a majority vote of holders commencing after fifth anniversary from issuance, payable in three annual installments.

Series B-3 Preferred Stock	12/3/2021	$5,327,468	$1.26

Prior to its conversion to common shares, the Series B-3 has a 2x senior liquidation preference, conversion into common stock at a ratio of 1:1, limited anti-dilution protection, and voting rights on an as-converted to common basis.

The dividend rate is 6.0%. Dividends are cumulative. Accrued and unpaid dividends are payable in shares of common stock in certain events (including an IPO) at the then current fair market value of the common stock. Redemption is available by a majority vote of holders commencing after fifth anniversary from issuance, payable in three annual installments.

Warrants

As of December 31, 2023, IPO Warrants to purchase 155,610 shares of common stock (post-split), and other warrants to purchase 165,555 shares of common stock (post-split) were outstanding.

F-23

Warrants issued in connection with the IPO

In connection with the Company’s IPO, all accrued interest on the Company's outstanding secured promissory notes were converted into (i) 26,673 (post-2024 Stock Split) common shares and (ii) warrants to purchase 26,673 shares of common stock (post-2024 Stock Split), with beneficial conversion rates charged to interest expense upon conversion. These warrants have an exercise price of $69.60 (post-2024 Stock Split) per share and expiring 2027.

In the IPO, the Company sold 2,165,000 units at a public offering price of $4.35 per unit. Each unit consisted of (i) one share of common stock (equivalent to 0.0625 of a common share following the 2024 Split) and (ii) one warrant to purchase one share of common stock (adjusted to 0.0625 of a common share following the 2024 Split) warrant with a per share exercise price of $4.35 (adjusted to $69.60 following the 2024 Split). On April 22, 2022, the underwriters partially exercised their over-allotment option and purchased additional common stock warrants to purchase 324,750 common shares (adjusted to 20,297 common shares following the 2024 Split). The common stock and the IPO Warrants were immediately separable and issued separately in the offering. The IPO Warrants are listed and tradeable on the NASDAQ stock market, immediately exercisable at the option of the holder, and expire five years from the date of issuance.

In connection with the IPO, we issued to the representative of the underwriters’ common stock warrants to purchase 10,825 shares of common stock (post-2024 Stock Split) with an exercise price of $87.04 (post-2024 Stock Split) per share. The representative's warrants are exercisable commencing October 26, 2022, and will expire on April 26, 2027.

The Company evaluated the terms of all warrants issued at the IPO and determined that they should be classified as equity instruments based upon accounting guidance provided in ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging. Since the Company determined that the warrants were equity classified, the Company recorded the proceeds from the IPO, net of issuance costs, within common stock at par value and the balance of proceeds to additional paid in capital.

Other Outstanding Warrants

As of December 31, 2023, we had other outstanding warrants to purchase 128,057 shares of common stock (post-split) (in addition to our IPO Warrants described above). The terms of these warrants are (i) warrants to purchase 123,566 shares of common stock (post-split) with a per share exercise price of $2.315 (post split) and expiring 2028, and warrants to purchase 4,491 common shares (post split) with a per share exercise price of $0.0002 (post-split) and expiring 2028.

The per share exercise price of the warrants described in clause (i) above is subject to a “ratchet” adjustment if the Company issues securities at an effective per share price lower than the then effective warrant exercise price.

White Lion Equity Line Agreement

On October 9, 2023, the Company entered into an equity line common stock purchase agreement (the “Equity Line Purchase Agreement”) and a related registration rights agreement with White Lion Capital, LLC (“White Lion”). Pursuant to the Equity Line Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $10,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to certain limitations and conditions set forth in the Equity Line Purchase Agreement.

F-24

It is anticipated that the Company may sell shares of common stock to White Lion from time-to-time over a sales period that expires December 31, 2024. The number of shares ultimately offered for sale to White Lion under the Equity Line Purchase Agreement is dependent upon the number of shares we elect to sell to White Lion under the Equity Line Purchase Agreement. The actual number of shares of common stock that are sold to White Lion may depend based on a number of factors, including the market price of our common stock during the time that the Equity Line Purchase Agreement in is effect. The actual gross proceeds the Company may derive from the Equity Line Purchase Agreement may be less than $10.0 million, which may impact our future liquidity. Because the price per share of each share sold to White Lion will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales, if any.

The Company currently has an effective registration statement to register for resale by White Lion 2,500,000 shares of common stock. White Lion may ultimately purchase all or some of these shares. After White Lion has acquired shares under the Equity Line Purchase Agreement, it may sell all, some or none of those shares. Sales to the Selling Securityholder by us pursuant to the Equity Line Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock.

The sale of a substantial number of shares to White Lion, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. The number of shares of our common stock ultimately offered for resale by White Lion is dependent upon the number of shares of common stock issued to White Lion pursuant to the Equity Line Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the issuance of shares to White Lion may cause the trading price of our common stock to decline.

In consideration for the commitments of White Lion, as described above, the Company issued to White Lion 187,500 pre-split shares (11,719 post-2024 Stock Split) of Common Stock (the “Commitment Shares”), having a value of $75,000 based upon the closing sale price of Common Stock on October 6, 2023.

As of December 31, 2023, the Company sold to White Lion 4,575,000 newly issued pre-split common shares (285,938 post-2024 Stock Split) for proceeds of $1,462,949.

NOTE 14. NET LOSS PER SHARE OF COMMON STOCK

In January 2024, the Company’s board approved the final reverse stock split ratio of one-for-sixteen, which resulted in a reduction in the number of outstanding shares of common stock and a proportionate increase in the value of each share. The common stock began trading on a reverse split-adjusted basis on the NASDAQ on January 4, 2024. The retrospective effect of the reverse stock split has been incorporated on a retrospective basis in the tabular disclosures of loss per share and weighted average outstanding shares for the fiscal years 2023 and 2022 herein.

Basic and diluted net loss per share is computed by dividing net loss attributable to stockholders by the weighted average number shares of common stock outstanding, vested restricted stock units, and pre-funded warrants during the year. Potentially dilutive outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share for loss periods presented because including them would have been antidilutive.

A post-split reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per share attributable to stockholders follows:

	December 31,
		2022
	2023	(restated)
Numerator:
Net loss allocable to common shareholders used to compute basic and diluted loss per common share	$(4,911,374)	$(7,484,116)
Denominator:
Weighted average shares used to compute basic and dilutive loss per share (post-split)	556,808	381,598

F-25

The following outstanding potentially dilutive securities were excluded from the calculation of dilutive loss per share attributable to common stockholders because their impact would have been antidilutive for the period presented:

	December 31, 2023	December 31, 2022

Shares issuable on Series A and B convertible preferred stock	–	51,236
Shares issuable on warrants	255,270	145,624
Shares issuable on restricted stock units	49,185	3,127
Shares issuable on options	171,033	155,114
	475,488	355,101

NOTE 15. STOCK-BASED COMPENSATION

2022 Aclarion Equity Incentive Plan

On April 21, 2022, in connection with the IPO, the Company’s 2022 Aclarion Equity Incentive Plan, or “2022 Plan”, went into effect. Our board of directors has appointed the compensation committee of our board of directors as the committee under the 2022 Plan with the authority to administer the 2022 Plan. The aggregate number of our shares of common stock that may be issued or used for reference purposes under the 2022 Plan is 2,000,000 shares (125,000 post 2024 Stock Split), with an automatic increase on January 1st of each year, for a period of not more than ten years, commencing on January 1st of the year following the year in which the IPO Date occurs and ending on (and including) January 1, 2032, in an amount equal to 5% of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in shares for such year or that the increase in shares for such year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

As of the year ended December 31, 2023, the aggregate number of our shares of common stock that may be issued or used for reference purposes under the 2022 Plan was 2,470,814 (154,426 post-split). On January 1, 2024, the 2022 Plan had an automatic increase of 660,311 (41,270 post-split) shares which was 5% of the total number of shares of Capital Stock outstanding on December 31, 2023.

Options granted under the 2022 Plan may be incentive stock options or non-statutory stock options, as determined by the administrator at the time of grant of an option. Restricted stock may also be granted under the 2022 Plan. The options vest in accordance with the grant terms and are exercisable for a period of up to 10 years from grant date.

The Company did not grant any stock options for the twelve months ended December 31, 2023. The fair value of the options granted for the twelve months ended December 31, 2022 were estimated at the date of grant using the Black-Scholes-Merton option pricing model with the following assumptions:

Risk-free interest rate (4/2022 – 8/2022)	1.99%
Risk-free interest rate (9/2022 – 12/2022)	3.67%
Dividend yield	–
Expected term	6-8 years
Expected volatility	66.35%

F-26

Nocimed, Inc. 2015 Stock Plan

The Company maintains the Nocimed, Inc. 2015 Stock Plan, or the “Existing Plan”, under which the Company could grant 152,558 shares (after giving effect to the 2024 Stock Split) or options of the Company to our employees, consultants, and other service providers. The Company suspended the Existing Plan in connection with the April 2022, initial public offering. The Company did not grant any stock options under the Existing Plan for the twelve months ended December 31, 2022. No further awards will be granted under the Existing Plan, but awards granted prior to the suspension date will continue in accordance with their terms and the terms of the Existing Plan.

Determining Fair Value of Stock Options

The fair value of each grant of stock options was determined by the Company using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Valuation and Amortization Method —The Company estimates the fair value of its stock options using the Black-Scholes-Merton option-pricing model. This fair value is then amortized over the requisite service periods of the awards.

Expected Term—The Company estimates the expected term of stock option by taking the average of the vesting term and the contractual term of the option, as illustrated by the simplified method.

Expected Volatility—The expected volatility is derived from the Company’s expectations of future market volatility over the expected term of the options.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve on the date of grant.

Dividend Yield—The dividend yield assumption is based on the Company’s history and expectation of no dividend payouts.

Stock Award Activity

A post-split summary of option activity under the Company’s equity incentive plans is as follows:

	Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (In Years)
Balance at December 31, 2021	140,980	$29.47	9.2
Options granted	33,334	$36.80	9.6
Options exercised	–
Options forfeited/expired	(3,138)	$20.32	5.6
Balance at December 31, 2022	171,176	31.07	8.4
Options granted	–
Options exercised	–
Options forfeited/expired	(1,720)	$23.64	6.0
Balance at December 31, 2023	169,456	$31.15	7.5

Exercisable at December 31, 2023	147,977	$30.57	7.4

F-27

The aggregate intrinsic value in the table above of the unexercised options reflects the total pre-tax intrinsic value (the difference between the Nasdaq closing price on December 30, 2023, and the exercise price of the options that would have been received by option holders if all options exercisable had been exercised.

The aggregate intrinsic value of options outstanding at December 31, 2023 is $0. The aggregate intrinsic value of vested and exercisable options at December 31, 2022 is $0.

As of December 31, 2023, there was approximately $327,853 of total unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over the next 21 months.

The Company adjusts expense for actual forfeitures in the periods they occur.

Restricted Stock Units

During the twelve month period ending December 31, 2023, the Company granted RSUs under the 2022 Plan that have a combination of time-based and performance-based vesting, contingent upon continued service with the Company. The Company granted certain consultants an aggregate of RSUs for 26,506 common shares (after giving effect to the 2024 Stock Split).

Post-split RSU activity under the 2022 Plan was as follows for the year ended December 31, 2023:

	RSU’s Outstanding	Weighted-Average Grant-Date Fair value per Unit
Nonvested as of December 31, 2021	–	$–
Granted	30,120	13.12
Vested	(3,864)	13.92
Forfeited	–	–
Nonvested as of December 31, 2022	26,256	13.12
Granted	26,506	8.52
Vested	(22,936)	10.40
Forfeited	(14,077)	10.11
Nonvested as of December 31, 2023	15,749	$10.72

The grant date fair value for a RSU is the market price of the common stock on the date of grant. The total fair value of RSUs vested during 2023 was $226,918.

As of December 31, 2023, there was approximately $43,468 total unrecognized compensation cost related to non-vested RSUs, which is expected to be recognized over the next nine months.

Common Stock Subject to Vesting

The Company entered into a contract for consulting services shortly after the completion of the IPO in April 2022. The contract included a fee payable in the form of 40,000 (2,500 after giving effect to the 2024 Stock Split) restricted common shares that vested over six months. The shares were issued in November 2022 after the shares vested. Stock-based vendor payments of $102,000 were recognized on the date of grant and recorded as general and administrative expense.

F-28

Stock-based Compensation Expense

The following table summarizes the total stock-based compensation expense included in the Company’s statements of operations for the periods presented:

	December 31,
		2022
	2023	(restated)
Sales and marketing	$228,437	$57,298
Research and development	9,725	(259)
General and administrative	217,839	1,129,619
	$456,001	$1,186,658

NOTE 16. INCOME TAXES

The Company accounts for income taxes under ASC 740-10, which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

A reconciliation of the federal income tax rates to the Company’s effective tax rates for the year ended December 31, 2023 consist of the following:

2023
U.S. federal statutory rate	21.0%
Effects of:
State taxes, net of federal benefit	7.0%
Stock based compensation	(0.6)%
Permanent differences	(0.3)%
Other	(0.3)%
Change in valuation allowance	(26.8)%
Effective rate	–%

Significant components of the Company’s deferred tax assets as of December 31, 2023 are summarized below.

2023
Deferred tax asset:
Net operating losses	$9,235,000
Stock based compensation	479,000
Total deferred tax asset	9,714,000
Less valuation allowance	(9,714,000)
Net deferred income tax liability	$–

F-29

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance of $9,714,000 required as of December 31, 2023, as the Company determined it is more likely than not the deferred tax assets will not be realized. Our net deferred tax asset and valuation allowance increased by $1,315,000 for the year ended December 31, 2023. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company files income tax returns in the U.S., Colorado, and California jurisdictions and is subject to examination by the various taxing authorities.

NOTE 17. SUBSEQUENT EVENTS

Reverse Stock Split

In March 2023 the Company’s stockholders approved a reverse stock split proposal at a ratio in the range of one-for-five to one-for-fifty, with the final ratio to be determined by the Company's board in its discretion without further approval from the Company's stockholders. In January 2024, the Company's board approved the final reverse stock split ratio of one-for-sixteen, which resulted in a reduction in the number of outstanding shares of common stock and a proportionate increase in the value of each share. The common stock began trading on a reverse split-adjusted basis on the NASDAQ on January 4, 2024.

The following table presents selected share information reflecting on a retroactive basis the reverse stock splits for the years ended December 31, 2023 and 2022:

	Year ended December 31,
	2023	2022
Weighted average shares outstanding, basic and diluted - pre-2024 split	8,908,934	6,105,569
Weighted average shares outstanding, basic and diluted - post-2024 split	556,808	381,598
Basic and diluted net loss per shares attributable to common stockholders - pre-2024 split	$(0.55)	$(1.23)
Basic and diluted net loss per shares attributable to common stockholders - post-2024 split	$(8.82)	$(19.61)

White Lion Equity Line Agreement

On October 9, 2023, the Company entered into an equity line common stock purchase agreement (the “Equity Line Purchase Agreement”) and a related registration rights agreement with White Lion Capital, LLC (“White Lion”). Pursuant to the Equity Line Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $10,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to certain limitations and conditions set forth in the Equity Line Purchase Agreement.

Pursuant to the Equity Line Purchase Agreement (see Note 13: Stockholders Equity), the Company issued to White Lion 452,343 newly issued post-split common shares for proceeds of $1,449,532, between January 4, 2024 and January 8, 2024. Through February 1, 2024, the Company has issued 750,000 shares (after giving effect to the 2024 Stock Split) to White Lion for total proceeds of $2,912,481.

F-30

Exchange Agreements

In May, September and November 2023 the Company issued $2,550,000 aggregate principal amount of unsecured non-convertible notes to certain accredited investors.

Between January 22 and January 29, 2024, the Company entered into a series of exchange agreements (the “Exchange Agreements”) with the accredited investors to exchange principal and accrued interest on these notes for shares of common stock. Pursuant to the Exchange Agreements, the Company issued an aggregate of 644,142 post-split shares of common stock in exchange for $1,519,779 principal and accrued interest on the notes. Following these exchanges, the remaining outstanding balance of principal and interest on the notes is $1,145,037.

The Company and the accredited investors may elect in the future to effect additional exchanges of the notes for common stock. Any such future exchanges would be negotiated and agreed to among the parties.

F-31